BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0002432008-5
Barbara K. Cegavske	Filing Number 20200424845
Secretary of State State Of Nevada	Filed On 01/17/2020 11:56:30 AM
	Number of Pages 1

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Toron Inc. Entity or Nevada Business Identification Number (NVID): E0002432008-5
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: Total of 1,005,000,000 Authorized Capital Stock, par value $0.001, consisting of 1,000,000,000 authorized Common Stock, par value $0.001 and 5,000,000 authorized Series A Preferred Stock, par value $0.001.
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: Total of 1,005,000,000 authorized Capital Stock, par value $0.001, consisting of 1,000,000,000 authorized Common Stock, par value $0.001, and 5,000,000 authorized Series A Preferred Stock, par value $0.001.
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: The Company has authorized a reverse split of the issued and outstanding shares of Common Stock on a 1:200 ratio; i.e. one (1) new share shall be issued, for each two hundred (200) shares of Common Stock issued and outstanding as of 1/7/2020
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: No fractional shares will be issued. In the event that there are fractional shares resulting from the split, those fractional shares will be rounded up.
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: 30 January 2020 Time: (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X [signature] President Signature of Officer Title Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.